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Exhibit 5.2

[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]

June 5, 2008

Union Electric Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

        We will be acting as counsel to any underwriters, dealers, purchasers or agents in connection with the offer and sale, from time to time, by Union Electric Company, a Missouri corporation (the "Company"), or Union Electric Capital Trust I, a Delaware statutory trust (the "Trust"), as the case may be, of an indeterminate aggregate offering price of the following securities under a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"): (1) Senior Secured Debt Securities to be issued by the Company (the "Senior Secured Debt Securities"), (2) First Mortgage Bonds to be issued by the Company, (3) Senior Unsecured Debt Securities to be issued by the Company (the "Senior Unsecured Debt Securities"), (4) Subordinated Debt Securities to be issued by the Company (the "Subordinated Debt Securities"), (5) Preferred Stock, without par value, to be issued by the Company, (6) Trust Preferred Securities to be issued by the Trust and (7) the Company's guarantee relating to such Trust Preferred Securities (the "Guarantee" and, together with the Senior Secured Debt Securities, the Senior Unsecured Debt Securities, the Subordinated Debt Securities and the Guarantee, the "Applicable Securities"), in each case, to be offered and sold from time to time pursuant to Rule 415 under the Act.

        The Senior Secured Debt Securities will be issued pursuant to an Indenture dated as of August 15, 2002 between the Company and The Bank of New York, as trustee (the "Senior Indenture"), the Senior Unsecured Debt Securities will be issued pursuant to an indenture between the Company and the trustee named therein (the "Senior Unsecured Indenture"), the Subordinated Debt Securities will be issued pursuant to an Indenture (For Unsecured Subordinated Debt Securities) dated as of December 1, 1996 between the Company and The Bank of New York, as successor trustee (the "Subordinated Indenture"), and the Guarantee will be issued pursuant to a guarantee agreement between the Company and the trustee named therein (the "Guarantee Agreement"), in each case as filed or in the respective forms filed as exhibits to the Registration Statement.

        In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. We have not examined, and are expressing no opinion or belief as to matters relating to, titles to property, franchises or the lien of the Company's first mortgage. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.

        On the basis of such review and assuming that (a) the applicable provisions of, and the rules and regulations promulgated under, the Act and the Trust Indenture Act of 1939 and the securities or "blue sky" laws of applicable states shall have been complied with, (b) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Applicable Securities and (c) the Applicable Securities have been issued and sold upon the terms specified in such resolutions and in any required orders of the Missouri Public Service Commission or other applicable regulatory authorities, we are of the opinion that when (i) the supplemental indenture or other instrument under the Senior Indenture to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Secured Debt Securities, (ii) the Senior Unsecured Indenture and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Unsecured Debt Securities, (iii) the supplemental indenture or other instrument under the Subordinated Indenture to be entered into, or otherwise executed or adopted, in connection with the issuance of the Subordinated Debt Securities or (iv) the Guarantee Agreement has each been duly executed and delivered by the proper officers of the Company and the trustee named therein, and when any of the Applicable Securities have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture, the Senior Unsecured Indenture, the Subordinated Indenture and the Guarantee Agreement, as the case may be, and on the terms and conditions set forth in the Registration Statement, the prospectus forming part thereof and the applicable supplement thereto, such Applicable Securities will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any matter is brought.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP

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  Exhibit 5.2
[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]